ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684 5708
Website: www.nvsos.gov

Filed in the office of	Document Number 20090871998-03
Ross Miller Secretary of State State of Nevada	Filing Date and Time 12/21/2009 8:00 AM
	Entity Number C3565-2003

Certificate of Designation
(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations
(Pursuant to NRS 78.1955)

1. Name of corporation:

China Carbon Graphite Group, Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

STATEMENT OF DESIGNATION OF
CHINA CARBON GRAPHITE GROUP, INC.

Series B Convertible Preferred Stock

The designation of, the number of shares constituting, and the rights, preferences, privileges and restrictions relating to, the Series B Convertible Preferred Stock are as follows:

(Continued on Exhibit A)

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X Ting Chen

Signature of Officer   Ting Chen, Treasurer/CFO

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

CERTIFICATE OF DESIGNATION FOR

SERIES B CONVERTIBLE PREFERRED STOCK OF

CHINA CARBON GRAPHITE GROUP, INC.

The designation of, the number of shares constituting, and the rights, preferences, privileges and restrictions relating to, the Series B Convertible Preferred Stock of China Carbon Graphite Group, Inc., a Nevada corporation (the "**Corporation**"), are as follows:

1. Designation and Number of Shares. The designation of this series of three million (3,000,000) shares of preferred stock, par value $0.001 per share ("**Preferred Stock**"), created by the Board of Directors of the Corporation pursuant to the authority granted to it by the Amended and Restated Articles of Incorporation of the Corporation is "Series B Convertible Preferred Stock," which is hereinafter referred to as the "**Series B Preferred Stock.**" In the event of the conversion of shares of Series B Preferred Stock into shares of the Corporation's common stock, par value $0.001 per share ("**Common Stock**"), pursuant to Section 4 of this Certificate of Designation, or in the event that the Corporation shall redeem, pursuant to Section 5 of this Certificate of Designation, or acquire and cancel any shares of Series B Preferred Stock, the shares of Series B Preferred Stock so converted, redeemed or otherwise acquired and canceled shall have the status of authorized but unissued shares of Preferred Stock, without designation as to series until such stock is once more designated as part of a particular series by the Corporation's Board of Directors, and the number of authorized shares of Series B Preferred Stock shall be reduced by the number of shares so converted or otherwise acquired and canceled. In addition, if the Corporation does not issue the maximum number of shares of Series B Preferred Stock, the Corporation may, from time to time, by resolution of the Board of Directors, reduce the number of shares of Series B Preferred Stock authorized, provided, that no such reduction shall reduce the number of authorized shares to a number which is less than the number of shares of Series B Preferred Stock then issued or reserved for issuance. The number of shares by which the Series B Preferred Stock is reduced shall have the status of authorized but unissued shares of Preferred Stock, without designation as to series, until such stock is once more designated as part of a particular series by the Corporation's Board of Directors. If necessary or appropriate, the Board of Directors shall cause to be filed with the Secretary of State of the State of Nevada such certificate as shall be necessary to reflect any reduction in the number of shares constituting the Series B Preferred Stock, and, at such time as all of the shares of Series B Preferred Stock have been converted or otherwise acquired by the Corporation, a certificate reflecting the termination of the Series B Preferred Stock as a separate series of Preferred Stock. The Series B Preferred Stock shall be pari passu with the Corporation's Series A Convertible Preferred Stock as to dividends and upon voluntary or involuntary liquidation, dissolution or winding up.

2. Dividend Rights. The holders of the Series B Preferred Stock shall be entitled to receive, out of funds of this Corporation legally available therefor, a dividend per share of Series B Preferred Stock at the rate of $0.072 per annum before dividends are payable with respect to any shares of Common Stock or any shares of any other class or series of capital stock of the Corporation which is junior to the Series B Preferred Stock as to dividends. The dividend shall

be payable in quarterly installments of $0.018 per share of Series B Preferred Stock on the first day of April, July, October and January, commencing on April 1, 2010 (each, a "**Dividend Payment Date**") to holders of record on the fifteenth day of the previous month; provided, however, that the first dividend payment on April 1, 2010 shall accrue with respect to each share of Series B Preferred Stock at the annual rate of $0.072 per share from the date of the initial issuance of such share of Series B Preferred Stock. Notwithstanding the foregoing, if, on any Dividend Payment Date, the Corporation does not have sufficient cash to enable it to pay the dividend, after establishing such reserves as the Board of Directors deems necessary for the Corporation's business, the Corporation shall defer payment of such dividend until it has sufficient available cash to enable it to make such payment and to pay any dividends on any other class or series of capital stock which is on a parity with the Series B Preferred Stock as to dividends. The full amount of the quarterly dividend shall be deemed to accrue on the applicable Dividend Payment Date.

3. Voting Rights.

(a) Except as otherwise provided by law or this Certificate of Designation, the holders the Series B Preferred Stock shall have no voting rights.

(b) As long as any shares of Series B Preferred Stock are outstanding, the Corporation shall not, without the affirmative approval of the holders of a majority of the shares of the Series B Preferred Stock then outstanding: (i) liquidate, dissolve or wind up the affairs of the Corporation; (ii) effect a Deemed Liquidation Event, which shall mean a merger or consolidation of the Corporation into another corporation or a sale, lease, transfer or other disposition of all or substantially all of the assets of the Corporation in a transaction in which the proceeds of such sale are distributed to shareholders will be treated as a liquidation event, or effect any Deemed Liquidation Event; (iii) alter or change adversely the powers, preferences or rights given to the Series B Preferred Stock or alter or amend this Certificate of Designation, (iv) create or authorize the creation of any convertible debt security if the Corporation 's aggregate convertible debt would exceed $5,000,000 unless such debt is incurred in connection with an acquisition or an expansion of the Corporation's facilities, or (v) authorize or create any class of stock ranking as to dividends or distribution of assets upon a liquidation, dissolution or winding up (as defined in Section 6 of this Certificate of Designation) senior to the Series B Preferred Stock. The holders of the Series B Preferred Stock will not be entitled to vote as a class with respect to the increase or decrease in the number of authorized shares of Preferred Stock.

(c) If the vote of the holders of the Series B Preferred Stock is required in connection with any merger or consolidation or a sale of all or substantially all of the Corporation's business and assets, the holders of the Series B Preferred Stock shall vote as a single class.

(d) If the holders of the Series B Preferred Stock shall be entitled to vote as a class, each share of Series B Preferred Stock shall be entitled to one vote, and the consent of the holders of the Series B Preferred Stock may be given at a meeting of the holders of the Series B Preferred Stock or by a written consent of the holders of a majority of the outstanding shares of Series B Preferred Stock.

4. Conversion into Common Stock.

(a) (i) Each holder of the Series B Preferred Stock will have the right, at any time and from time to time to convert shares of Series B Preferred Stock into shares of Common Stock at the Conversion Rate, as hereinafter defined. The **"Conversion Rate"** shall mean the number of shares of Common Stock issuable upon conversion of one share of Series B Preferred Stock. The Conversion Rate shall be one (1), subject to adjustment as provided in Section 4(c) of this Certificate of Designation. The **"Conversion Price"** shall mean $1.20, adjusted as hereinafter provided.

(b) Conversion of the Series B Preferred Stock shall be effected by surrender of the certificate representing the shares of Series B Preferred Stock being converted to the Corporation's transfer agent, or, if none shall have been appointed, to the Corporation, together with the form of notice of election to convert as may be provided from time to time by the Corporation. Shares of Series B Preferred Stock shall be deemed to have been converted immediately prior to the close of business on the day of the receipt of the form of notice of election provided by the Corporation duly signed by the holder thereof, and the person or persons entitled to receive shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock as of such time. Such notice will be promptly followed by the surrender of the certificate representing the shares of Series B Preferred Stock so converted. As promptly as practicable on or after the conversion date, but not later than two business days after the conversion date, the Corporation or its transfer agent shall issue and shall deliver a certificate or certificates for the number of shares of Common Stock issuable upon such conversion to the person or persons entitled to receive the same. If the Corporation's transfer agent has the ability to deliver shares of Common Stock electronically through the Depository Trust Company or another established clearing facility performing similar functions, the Corporation will, at the request of the converting holder, issue the shares of Common Stock electronically.

(c) The Conversion Rate shall be subject to adjustment as follows:

(i) In case the Corporation shall, after the date that this Certificate of Designation is filed with the Secretary of State of the State of Nevada, (A) pay a dividend or make a distribution on its shares of Common Stock in shares of Common Stock, (B) subdivide, split or reclassify its outstanding Common Stock into a greater number of shares, (C) effect a reverse split or otherwise combine or reclassify its outstanding Common Stock into a smaller number of shares, or (D) issue any shares by reclassification of its shares of Common Stock, the Conversion Rate in effect at the time of the record date for such dividend or distribution or of the effective date of such subdivision, combination or reclassification shall be proportionately adjusted to reflect, in accordance with generally accepted accounting principles, such dividend, subdivision, combination or reclassification. Such adjustment shall be made successively whenever any event listed in this Section 4(c)(i) shall occur.

(ii) In the event that at any time, as a result of an adjustment made pursuant to Section 4(c)(i) of this Certificate of Designation, the holder of shares of Series B Preferred Stock thereafter shall become entitled to receive any shares of the Corporation, other than Common Stock, thereafter the number of such other shares so receivable upon conversion

of shares of Series B Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in this Section 4.

(iii) From the date the Certificate of Designation is filed with the Secretary of State of the State of Nevada, except for Exempt Issuances, as to which this Section 4(d)(iv) does not apply, if the Corporation closes on the sale or issuance of Common Stock at a price, or warrants, options, convertible debt or equity securities with a exercise price per share or a conversion price per share which is less than the Conversion Price then in effect (such lower sales price, conversion or exercise price, as the case may be, being referred to as the "**Lower Price**"), the Conversion Price in effect from and after the date of such transaction shall be reduced on a formula basis as follows: the Conversion Price shall be adjusted by multiplying the Conversion Price in effect immediately prior to such issuance by a fraction, the numerator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares plus the number of shares of Common Stock which the aggregate consideration received or receivable for the issuance of such additional shares would purchase at the Conversion Price then in effect, and the denominator of which shall be the number of shares of Common Stock outstanding immediately after the issuance of such additional shares (including shares issued upon the exercise or conversion of all options, warrants and other convertible securities). For purpose of determining the exercise price of warrants issued by the Corporation, the price, if any, paid per share for the warrants shall be added to the exercise price of the warrants. The Conversion Rate shall be adjusted to a new Conversion Rate determined by multiplying the Conversion Rate in effect before the transaction giving rise to the change in the Conversion Price by a fraction, the numerator of which is the Conversion Price in effect before the adjustment to the Conversion Price and the denominator of which is the adjusted Conversion Price.

(iv) "**Exempt Issuances**" are defined as shall mean the issuance of (a) shares of Common Stock or options to employees, officers, directors of and consultants (other than consultants whose services relate to the raising of funds) of the Corporation pursuant to any stock or option plan that was or may be adopted by the Board of Directors or a majority of the members of a committee of independent directors established for such purpose, (b) securities upon the exercise of or conversion of any (i) securities issued hereunder or upon conversion of the Series B Preferred Stock or exercise of the Warrants issued in connection with the initial issuance of Series B Preferred Stock, including warrants issued to the placement agent or (ii) any other options, warrants or convertible securities which are outstanding prior to the completion of the sale of the Series B Preferred Stock, (iii) securities issued pursuant to options and warrants issued under a plan adopted pursuant to (a) above or (iv) shares issued upon exercise of options or warrants or upon conversion of convertible debt or equity securities if an adjustment has been made with respect to the issuance of the securities with respect to which the shares had been issued, and (c) securities issued pursuant to acquisitions, licensing agreements, or other strategic transactions, provided any such issuance shall only be to a person which is. itself or through its subsidiaries, an operating company in a business which the Company's board of directors believes is beneficial to the Company and in which the Company receives benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing

securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

(v) Whenever any adjustment is required by the provisions of Section 4(c)(i) of this Certificate of Designation, the Corporation shall forthwith file in the custody of its Secretary or an Assistant Secretary at its principal office and with its stock transfer agent, if any, an officer's certificate showing the adjustment and the adjusted Conversion Rate, setting forth in reasonable detail the facts requiring such adjustment. Each such officer's certificate shall be made available at all reasonable times for inspection by any holder of shares of Series B Preferred Stock, and the Corporation shall, forthwith after each such adjustment, mail a copy of such certificate by first class mail to the holder of Series B Preferred Stock at such holders' addresses set forth in the Corporation's books and records.

(d) In case:

(i) the Corporation shall pay any dividend or make any distribution upon Common Stock (other than a cash dividend payable out of retained earnings or cash surplus); or

(ii) the Corporation shall offer to the holders of Common Stock for subscription or purchase by them any shares of any class or any other rights, or

(iii) any reclassification of the capital stock of the Corporation, consolidation or merger of the Corporation with or into another corporation, sale, lease or transfer of all or substantially all of the property and assets of the Corporation to another corporation, or voluntary or involuntary dissolution, liquidation or winding up of the Corporation shall be effected;

(e) then in any such case, the Corporation shall cause to be mailed by first class mail to the record holders of Series B Preferred Stock at least ten (10) days prior to the date specified in (A) and (B) below, as the case may be, a notice containing a brief description of the proposed action and stating the date on which (A) a record is to be taken for the purpose of such dividend, distribution or rights, or (B) such reclassification, consolidation, merger, conveyance, lease, dissolution, liquidation or winding up is to take place and the date, if any is to be fixed, as of which the holders of Common Stock or other securities shall receive cash or other property deliverable upon such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation or winding up.

(f) No fractional shares or script representing fractional shares shall be issued upon the conversion of shares of Series B Preferred Stock. If, upon conversion of any shares of Series B Preferred Stock, any holder would, except for the provisions of this Section 4(g), be entitled to receive a fractional share of Common Stock, then the number of shares of Common Stock issuable upon such conversion shall be rounded up to the next higher whole number of shares.

(g) The Corporation shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock the full number of shares of

Common Stock then issuable upon the conversion of all shares of Series B Preferred Stock then outstanding.

(h) The Common Stock issuable upon conversion of the Series B Preferred Stock shall, when so issued, be duly and validly authorized and issued, fully paid and non-assessable.

5. Mandatory and Optional Redemption.

(a) The Series B Preferred Stock shall be subject to mandatory redemption at the Redemption Price by the Corporation on the first to occur of (i) the day immediately prior to the effective date of a merger or consolidation of the Corporation into another corporation or a sale, lease, transfer or other disposition of all or substantially all of the assets of the Corporation in a transaction in which the proceeds of such sale are distributed to shareholders (a "**Deemed Liquidation Event**") or (ii) second anniversary of the first issuance of Series B Preferred Stock. The Redemption Price shall be $1.20, plus accrued but unpaid dividends to the date of payment. Such date is hereinafter referred to as the Mandatory Redemption Date. The Corporation shall give the holders of the Series B Preferred Stock notice of the mandatory redemption of the Series B Preferred Stock on the Mandatory Redemption Date not less than 20 days prior to the Mandatory Redemption Date. On or prior to the Mandatory Redemption Date, the Corporation shall provide the transfer agent for the Series B Preferred Stock or other paying agent with immediately available funds to pay the Redemption Price with respect to all shares of Series B Preferred Stock which are outstanding at the close of business on the business day preceding the Mandatory Redemption Date. Provided that (x) the Corporation shall have made the payment of the Redemption Price as required by this Section 5(a) and (y) with respect to a mandatory redemption described in clause (ii) of the first sentence of this Section 5(a) only, the shares of Common Stock issuable upon conversion of the Series B Preferred Stock held by persons who are not affiliates of the Corporation, as defined in Rule 144 of the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "**Securities Act**"), are not Restricted Shares, as defined in Section 5(b) of this Certificate of Designation, then from and after the Redemption Date, the holders of the Series B Preferred Stock shall have no further right to convert the Series B Preferred Stock or to have any voting or dividend rights with respect to the Series B Preferred Stock, and the only right of the holders of the Series B Preferred Stock shall be the right to receive the Redemption Price, without interest, upon presentation of the certificate for the shares of Series B Preferred Stock being redeemed, subject to the obligations of the Corporation with respect to applicable abandoned property laws. If the Corporation shall be unable to redeem the Series B Preferred Stock because shares issuable upon conversion of the Series B Preferred Stock that held by persons who are not affiliates would be Restricted Shares, the Corporation shall redeem the Series B Preferred Stock at the Redemption Price on 30 days' prior written notice as soon as practical either of the conditions in said Section 5(b) shall no longer be applicable.

(b) Restricted Shares shall mean that both (i) the shares of Common Stock issuable upon conversion of the Series B Preferred Stock are not subject to a current and effective registration statement under the Securities Act and (ii) the shares of Common Stock issuable upon conversion of the Series B Preferred Stock, if held by persons who are not affiliates of the Corporation may not be sold pursuant to said Rule 144 or any substitute similar rule. The ownership of shares of Series B Preferred Stock by affiliates of the Corporation shall

not affect mandatory redemption or optional redemption of their Series B Preferred Stock if shares held by non-affiliates may be redeemed.

(c) The Series B Preferred Stock shall be subject to optional redemption by the Corporation in whole at any time and in part from time to time, on 30 days' notice at a redemption price (the "**Optional Redemption Price**") of $1.32 per share plus accrued and unpaid dividends to the date of payment; provided, that any partial redemption will be done, to the extent practical, on a pro rata basis; except that the Corporation may redeem all the shares of Series B Preferred Stock held by holders owning of record of less than 1,000 or fewer shares. The date on which the shares are to be redeemed pursuant to this Section 5(c) is referred to as the "**Optional Redemption Date.**" On or prior to the Optional Redemption Date, the Corporation shall provide the transfer agent for the Series B Preferred Stock with immediately available funds to pay the Optional Redemption Price with respect to all shares of Series B Preferred Stock as to which the notice of redemption was given and which are outstanding at the close of business on the business day preceding the Optional Redemption Date. Provided that (i) the Corporation shall have made the payment of the Redemption Price as required by this Section 5(c) and (ii) the shares of Common Stock issuable upon conversion of the Series B Preferred Stock held by persons who are not affiliates of the Corporation are not Restricted Shares, then from and after the Optional Redemption Date, the holders of the Series B Preferred Stock being redeemed shall have no further right to convert the Series B Preferred Stock or have any voting or dividend rights with respect to the Series B Preferred Stock, and the only right of the holders of the Series B Preferred Stock shall be the right to receive the Optional Redemption Price, without interest, upon presentation of the certificate for the shares of Series B Preferred Stock being redeemed, subject to the obligations of the Corporation with respect to applicable abandoned property laws. If any holder receives the notice of optional redemption with respect to less than all of such holder's shares and such holder converts shares of Series B Preferred Stock into Common Stock, such holder shall be deemed to have converted shares called for redemption prior to any shares which have not been called for redemption.

(d) The notice of the mandatory or optional redemption shall set forth the Mandatory or Optional Redemption Date, the payment per share which will be paid, the address to which the certificates for the Series B Preferred Stock should be send for redemption and any forms and other material required by the transfer agent to effect payment of the Mandatory or Optional Redemption Price. The delivery of the certificate of the Series B Preferred Stock being redeemed and the completion of all requested documents shall be required for the payment of the applicable redemption price.

(e) The failure of any holder of Series B Preferred Stock to receive notice or any Mandatory or Optional Redemption shall not affect the validity of the notice of the redemption of the shares provided that notice was sent in the manner provided in this Certificate of Designation.

6. Liquidation Rights.

(a) In the event of the Liquidation of the Corporation, as hereinafter defined, whether voluntary or involuntary, holders of the Series B Preferred Stock shall be entitled to receive out of the assets of the Corporation, after payment of any preferences which are payable

to the holders of any class or series of capital stock which is senior to the Preferred Stock upon liquidation, dissolution or winding up, an amount equal to $1.20 per share, plus accrued dividends to the date of Liquidation, before any payment or distribution upon dissolution, liquidation or winding up shall be made with respect to the Common Stock and any other class or series of capital stock ranking junior to Series B Preferred Stock as to such payment or distribution, and after all such payments or distributions have been made on any series or class of capital stock ranking senior to the Series B Preferred Stock as to such payment or distribution. After payment of the preference set forth in this Section 6(a), the holders of the Series B Preferred Stock shall participate with the holders of the Common Stock and any other classes or series of capital stock that have similar participation rights, as if the Series B Preferred Stock, such other classes or series of capital stock and the Common Stock were a single class of capital stock with each share of Series B Preferred Stock being deemed to be the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock on the date of the Liquidation and each share of each of such other classes or series of capital stock being deemed to be the number of shares of Common Stock issuable upon conversion of such class or series on the date of Liquidation.

(b) The term "**Liquidation**" shall mean any liquidation, dissolution or winding-up of the Corporation or sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation; provided, however, in the event of a Deemed Liquidation Event, the provisions of Section 5(a) of this Certificate of Designation, and not this Section 6, shall apply.

(c) In the event the assets of the Corporation available for distribution to the holders of shares of Series B Preferred Stock upon dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to Section 6(a) of this Certificate of Designation, no such distribution shall be made on account of any shares of any other class or series of capital stock of the Corporation ranking on a parity with the shares of Series B Preferred Stock upon such dissolution, liquidation or winding up unless proportionate distributive amounts shall be paid on account of the shares of Series B Preferred Stock and such other parity shares, ratably, in proportion to the full distributable amounts for which holders of all such parity shares are respectively entitled upon such dissolution, liquidation or winding up.

7. Notice. The Corporation shall treat the registered holder of any shares of Series B Preferred Stock as the absolute owner thereof (notwithstanding any notations of ownership or writing thereon made by anyone other than a duly authorized officer of the Corporation or its transfer agent, if any) for all purposes and shall not be affected by any notice to the contrary, and the Corporation shall not incur any liability as a result of its compliance with the provisions of this Section 7. Notice to a holder of Series B Preferred Stock shall be sent by first class mail, postage prepaid, to the addresses of the registered holders set forth on the Corporation's stock records.

8. Rank of Series. For purposes of this Certificate of Designation, any stock of any series or class of the Corporation shall be deemed to rank:

(a) prior to the shares of Series B Preferred Stock, as to dividends or upon liquidation, dissolution or winding up, as the case may be, if the holders of such class or classes shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in preference or priority to the holders of shares of Series B Preferred Stock;

(b) on a parity with shares of Series B Preferred Stock, as to dividends or upon liquidation, dissolution or winding up, as the case may be, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share or sinking fund provisions, if any, be different from those of Series B Preferred Stock, if the holders of such stock shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in proportion to their respective dividend rates or liquidation prices, without preference or priority, one over the other, as between the holders of such stock and the holders of shares of Series B Preferred Stock (it being acknowledged that the shares of Series A Convertible Preferred Stock of the Corporation shall rank on a parity with the shares of Series B Preferred Stock with respect to dividend and liquidation rights); and

(c) junior to shares of Series B Preferred Stock as to dividends or upon liquidation, dissolution or winding up, as the case may be, if such class shall be Common Stock or if the holders of shares of Series B Preferred Stock shall be entitled to receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in preference or priority to the holders of shares of such class or classes.

9. Transfer Agent and Registrar. The Corporation may appoint a transfer agent and registrar for the issuance, transfer and conversion of the Series B Preferred Stock and for the payment of dividends to the holders of the Series B Preferred Stock.